Exhibit 23.4
DEGOLYER AND MACNAUGHTON
5001 SPRING VALLEY ROAD
SUITE 800 EAST
DALLAS, TEXAS 75244

February 28, 2023

Chord Energy Corporation
1001 Fannin Street, Suite 1500
Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton and to the incorporation of the estimates contained in our report entitled “Report as of December 31, 2021 on Reserves and Revenue of Certain Properties with interests attributable to Oasis Petroleum LLC” (our “Report”) in Part 1 and in the “Notes to Consolidated Financial Statements” portion of the Annual Report on Form 10-K of Chord Energy Corporation (Formerly known as Oasis Petroleum Inc.) for the year ended December 31, 2022 (the “Annual Report”). We further consent to the incorporation of estimates contained in our reports entitled “Report as of December 31, 2020 on Reserves and Revenue of Certain Properties with interests attributable to Oasis Petroleum Inc.” We further consent to the incorporation by reference of references to DeGolyer and MacNaughton and to our Report in Chord Energy Corporation’s Registration Statement on Form S-8 (File Nos. 333-262192 and 333-266127).

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON Texas Registered Engineering Firm F-716